Exhibit 99.1

Illinois American Water Granted New Rates
by Illinois Commerce Commission

Rate Adjustment Driven by Over $1.1 Billion of System Upgrades;
New Low-Income Discount Tariff Approved

Belleville, Ill. (Dec. 19, 2022) — On Dec. 15, 2022, the Illinois Commerce Commission (ICC) issued an order adjusting base rates for Illinois American Water, effective Jan. 1, 2023. The rate change request, which was filed in Feb. 2022, was driven primarily by over $1.1 billion in completed or planned investment, reflecting approximately $948 million in water system improvements and $204 million in wastewater system improvements in Illinois from 2018 through 2023.

The rate order will result in a total annualized revenue increase of approximately $67 million. The additional revenues will support continued investment in critical water and wastewater infrastructure throughout the state, including the replacement, lining and installation of approximately 141 miles of aging water and wastewater pipelines. Investments would also include, among others, upgrading water and wastewater treatment plants, storage tanks, wells, pumping stations, fire hydrants, meters and manholes across the state.

“By making prudent, ongoing investments to maintain and upgrade our water and wastewater systems, Illinois American Water is committed to the safety and reliability of our systems in the communities we serve,” said Rebecca Losli, Illinois American Water president.

The last change in Illinois American Water base rates for water and wastewater service occurred in 2017. The amount of the rate change customers will experience will vary among the company’s operating districts. The monthly water service bill for the typical residential customer using 3,500 gallons per month with a 5/8-inch meter will increase between $3 and $16 per month, depending on the service area. The typical residential wastewater bill will increase between $25 and $36 per month, depending on the service area. Customers will receive communication in their Illinois American Water bill further explaining the rate change.

In addition to the rate adjustment, the ICC approved Illinois American Water’s request for a low-income discount tariff. A combined wastewater collection and treatment bill for the typical qualifying residential customer could decrease by about $13 to $26 a month, depending on the service area. A typical qualifying residential water service bill could decrease by about $12 to $24 a month, depending on the service area.

“The low-income discount tariff reflects our commitment to affordability for our customers, in addition to the critical investments in our systems to maintain public health,” said Losli. “We remain steadfastly committed to addressing the needs of our most vulnerable customers and supporting affordability.”

Qualifying low-income customers will need to apply for the discount and provide required income information. Information about the program will be communicated to customers when the application process is in place. Illinois American Water also offers customer assistance through the company’s non-income-based H2O Help to Others program, payment plans and budget billing. More information can be found on the company’s website here.

About Illinois American Water
Illinois American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.3 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. American Water also owns and operates a quality control and research laboratory in Belleville. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Media Contact:
Karen Cotton
Sr. Manager External Communications
Karen.Cotton@amwater.com

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